                   AMENDMENT TO ASSET ACQUISITION AGREEMENT
                    BY AND BETWEEN TERRACE HOLDINGS, INC.,
                            A DELAWARE CORPORATION,
                       AND DOWNEAST FROZEN DESSERTS LLC


     This Amendment ("Amendment") to the Asset Acquisition Agreement dated as of December 9, 1996 ("Agreement") is made and entered into as of the 7th day of February, 1997, by and between Terrace Holdings, Inc., a Delaware corporation, or its assignee under Section 13.5 of the Agreement ("THI"), and DownEast Frozen Desserts LLC, a Delaware limited liability company whose sole business is the ownership and operation of Deering Ice Cream Company of Portland, Maine (collectively "DE").

     Terms not defined herein shall have the meanings ascribed to them in the Agreement.

                                   RECITALS

     WHEREAS, subsequent to the execution of the Agreement, the parties have determined that it is in their best interests and in the interests of their respective shareholders and members to amend and modify certain of the terms and conditions of the Agreement;

     WHEREAS, the parties desire to proceed with the transactions contemplated by the Agreement subject to and as modified by the terms and conditions of this Amendment;

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the parties in the Agreement and hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement as follows:

                                  WITNESSETH:

     1. Section 3.3 of the Agreement and Exhibit 3.3 thereto are each hereby amended to provide that the exercise price of the Warrants described therein shall not be $2.50 but shall be the greater of $1.00 per share or the closing sale price for THI common stock in the NASDAQ SmallCap Market on the day immediately prior to Closing.

     2. Section 4.1 of the Agreement is hereby amended to make the time of the Closing at 10:00 a.m. (local time), February 17, 1997, as therein stated.

     3. Section 6.5 of the Agreement is deleted in its entirety and the following inserted in its place and stead:

          "6.5 Submission of Transactions to Stockholder Vote Not Required. THI has been advised that it is not required to submit the acquisition transaction contemplated herein to its stockholders for approval. DE hereby agrees fully to cooperate with THI and, at its expense, provide all reasonable
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     assistance and documentation as may be necessary for THI fully to comply with the applicable requirements of reporting rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and for the NASDAQ SmallCap Market with respect to any required reporting of the acquisition transaction contemplated in the Agreement for continued NASDAQ eligibility."

     4. Section 6.6(a) is amended to state that 3,312,500 shares of THI common stock are issued and outstanding.

     5. Section 9.2 of the Agreement is hereby deleted in its entirety and the following inserted in its place and stead:

          "Following the Closing hereunder, Messrs. Steven Shulman and Richard Power shall be appointed additional members of the Board of Directors of THI. Thereupon, the Board of Directors shall designate and appoint Steven Shulman as Chairman of the Board, Milton Namiot as Chief Executive Officer, Samuel Lasko as President and Jonathan Lasko as Chief Operating Officer.

          "The parties agree that at the 1997 annual meeting of THI shareholders they will nominate for election as directors the following seven persons:
     Samuel H. Lasko, Jonathan S. Lasko, Milton Namiot, Steven Shulman, Bruce Phillips, Richard Power and Bernard Rubin.

          "Following the Closing hereunder, Milton Namiot shall have direct responsibility and authority to operate the THI subsidiary owning and operating the Assets of DE and shall be the President and Chief Executive Officer of such subsidiary. Following the Closing hereunder, Messrs. Samuel and Jonathan Lasko shall have the direct authority and responsibility to operate the current THI operating subsidiaries or divisions (i.e., The Lasko Companies, Inc., A&E Management, Inc. and "The Lasko Family Kosher Tours"). Samuel Lasko shall be the President and Chief Executive Officer of each thereof and Jonathan Lasko shall be the Executive Vice President and Chief Operating Officer of each thereof."

     6. Clauses (iii) and (iv) of Section 9.5 shall each be amended to delete the number "250,000" and insert the word "all" in each place and stead thereof. In addition, the following sentence shall be added to the end of Section 9.5:

          "With respect to the shares described in clauses (iii), (iv) and (v) above, all of such shares, if and when registered, shall be subject to acceptable lock-up provisions and sale restrictions for up to twelve months with Biltmore Securities, Inc."

     7. Section 10.19 of the Agreement is hereby deleted in its entirety and the following is inserted in its place and stead:

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

     "10.19  Certain Agreements and Arrangements.

     "10.19.1. At the Closing, THI shall issue to each of Samuel H. Lasko and Jonathan S. Lasko Warrants to purchase 375,000 shares of THI common stock, such Warrants to be of like form and tenor as set forth in Exhibit 3.3 (as amended) attached hereto. In consideration thereof, upon issuance of such Warrants, Messrs. Lasko, and each of them, shall be deemed to have surrendered their respective options to each purchase up to 750,000 shares of THI common stock, each contained in their respective Employment Agreements, and the right to receive such options contained in their respective Employment Agreements shall be of no further force or effect.

     "10.19.2 At the Closing, THI, Samuel H. Lasko and Jonathan S. Lasko shall each have executed an option agreement substantially in the form of Exhibit
10.19.2 attached hereto under which THI shall grant to Messrs. Lasko or their designee(s), the option to purchase the businesses, assets or capital stock of those entities currently conducting the businesses of THI under the names "The Lasko Family Kosher Tours" or "Terrace-Oceanside Restaurant" or in THI's current wholly owned subsidiaries, The Lasko Family Kosher Tours, Inc., The Lasko Companies, Inc. and A&E Management, Inc. Such option shall be exercisable by the Laskos, or either of them, at the earlier of (i) termination of either of their employment by THI; (ii) the regular time for the filing of the 1997 THI annual report on Form 10-KSB (i.e., March 31, 1998); (iii) at such time as THI securities are no longer listed on the NASDAQ Stock Market, or (iv) upon any attempt by THI to sell any such businesses, assets or capital stock to third parties. The option price shall be subject to the prior approval and recommendation thereof by a committee of disinterested directors of THI appointed therefor ("Committee") based upon the Committee's receipt of a "fairness opinion" rendered by an independent investment banking or other firm of similar expertise in appraising and evaluating such transactions and the acceptance of such "fairness opinion" by Messrs. Lasko. The cost and expense of securing such fairness opinion shall be borne by THI. The option agreement shall be presented at the 1997 annual meeting of THI shareholders for the affirmative vote of the majority of the shares present and voting at such meeting.

     "The option agreement further shall provide that if, under clause (iv) above, THI shall attempt to sell such businesses to any third party (after Messrs. Lasko shall have declined to exercise their option in connection therewith) and such third party offers to purchase for an amount less than the Laskos would have paid had they so exercised, then THI shall immediately offer the same to Messrs. Laskos at such lesser amount and if Messrs. Lasko accept, they shall be entitled to so purchase.

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          "The option agreement shall also provide that all direct revenues and expenses of the subject businesses, operations or corporations shall be allocable thereto, except for the following:

               "(a) no more than 80% of compensation paid or accrued for Samuel Lasko and Jonathan Lasko shall be allocable to The Lasko Family Kosher Tours, The Lasko Companies, Inc. and A&E Management, Inc.; and

               "(b) a percentage of the legal and accounting fees and overhead equal to the percentage that the revenues of the subject businesses, operations or corporations bear to the total of such revenues of THI, including DE operations, shall be allocable to such businesses, operations or corporations."

     8. Exhibit 10.19 is hereby deleted in its entirety and Exhibit 10.19.2 inserted in its place and stead.

     9. As hereby amended, the terms, conditions, rights and obligations of the Agreement remain in full force and effect. Except as expressly provided in this Amendment, any conflict or contradiction between this Amendment and the Agreement shall be controlled by the relevant provisions of the Agreement.

     IN WITNESS WHEREOF, the parties hereof have signed this Amendment to the Agreement, or have caused this Amendment to the Agreement to be signed in their respective names by an officer thereunder duly authorized on the date and year first above written.

                                         TERRACE HOLDINGS, INC.


                                         By:
                                            ---------------------------------
                                             Samuel H. Lasko, President



                                         DOWNEAST FROZEN DESSERTS, LLC


                                         By: /s/ Milton Namiot
                                            ---------------------------------
                                             Milton Namiot, Manager

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          "The option agreement shall also provide that all direct revenues and expenses of the subject businesses, operations or corporations shall be allocable thereto, except for the following:

               "(a) no more than 80% of compensation paid or accrued for Samuel Lasko and Jonathan Lasko shall be allocable to The Lasko Family Kosher Tours, The Lasko Companies, Inc. and A&E Management, Inc.; and

               "(b) a percentage of the legal and accounting fees and overhead equal to the percentage that the revenues of the subject businesses, operations or corporations bear to the total of such revenues of THI, including DE operations, shall be allocable to such businesses, operations or corporations."

     8. Exhibit 10.19 is hereby deleted in its entirety and Exhibit 10.19.2 inserted in its place and stead.

     9. As hereby amended, the terms, conditions, rights and obligations of the Agreement remain in full force and effect. Except as expressly provided in this Amendment, any conflict or contradiction between this Amendment and the Agreement shall be controlled by the relevant provisions of the Agreement.

     IN WITNESS WHEREOF, the parties hereof have signed this Amendment to the Agreement, or have caused this Amendment to the Agreement to be signed in their respective names by an officer thereunder duly authorized on the date and year first above written.

                                          TERRACE HOLDINGS, INC.


                                          By: /s/ Samuel H. Lasko
                                             ----------------------------------
                                              Samuel H. Lasko, President



                                          DOWNEAST FROZEN DESSERTS, LLC


                                          By:
                                             ----------------------------------
                                              Milton Namiot, Manager

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